                                                                   EXHIBIT 10.30

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designed as ****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                       EXCLUSIVE PATENT LICENSE AGREEMENT
                                     between
                              AVENTIS BEHRING GMBH
                                       AND
                               ZYMOGENETICS, INC.

This Exclusive Patent License Agreement (the "Agreement") is effective as of December 18, 2002 ("Effective Date") by and between Aventis Behring GmbH ("Licensor"), a German corporation having a principal place of business at Emil-von-Behring-Strasse 76, D-35041 Marburg, Germany, and ZymoGenetics, Inc. ("Licensee"), a Washington corporation having a principal place of business at 1201 Eastlake Avenue East, Seattle, Washington 98102.

                                   WITNESSETH

       WHEREAS, Licensor and Licensee are parties to Interference No. **** relating to Factor XIII pending in the United States Patent and Trademark office involving certain patent applications owned or controlled by Licensee and a patent application within the "Licensed Patents" (as hereinafter defined) owned by Licensor;

       WHEREAS, Licensor is a successor to certain patent rights of Behringwerke Aktiengesellschaft, which previously entered into a Cross License Agreement with Hoechst Japan, Ltd. and Licensee relating to Factor XIII dated May 3, 1993 regarding certain patents and patent applications owned or controlled by Licensee and certain patents and patent applications within the Licensed Patents owned or controlled by Licensor ("Cross License Agreement");

       WHEREAS, Licensor is the present owner or exclusive licensee of the Licensed Patents;

       WHEREAS, Licensee desires to modify certain licenses granted under the Cross License Agreement as such licenses relate to Licensor and Licensee and obtain from Licensor an exclusive worldwide license under the Licensed Patents in the Field of Use for Licensed Products in accordance with the terms of this Agreement;

**** designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the commission.

       WHEREAS, Licensor is willing to modify certain licenses granted under the Cross License Agreement as such licenses relate to Licensor and Licensee and grant an exclusive worldwide license under the Licensed Patents in the Field of Use for Licensed Products to Licensee on the terms and conditions set forth herein;

       NOW THEREFORE, in consideration of the mutual covenants contained herein, it is agreed by the parties as follows:

                                 1. DEFINITIONS

1.1 Affiliate means any company, corporation, business or entity controlled by, controlling, or under common control with either Licensee or Licensor. "Control" means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the voting stock (or the equivalent) of such corporation or other business or having the right to direct, appoint or remove a majority or more of the members of its board of directors (or their equivalent).

1.2 Biologically Active Substance means any substance other than Recombinant Factor XIII that has intrinsic biological or cell stimulatory activity but not including substances or compounds whose primary function is to act as a vehicle for the delivery of Licensed Product, including but not limited to stabilizing agents, excipients and adjuvants.

1.3 Combination Product means a Licensed Product that includes one or more Biologically Active Substance(s) to achieve the desired therapeutic response.

1.4 Field of Use means the prevention, diagnosis or treatment of any disease or condition in humans or animals.

1.5 First Commercial Sale means the first sale of any Licensed Product by Licensee or its Affiliates or Sublicensees to a bona fide independent third party.

1.6 Licensed Patents means: (a) the patents and the patent applications set forth in Exhibits A and B (attached hereto) and made part of this Agreement; (b) all parent, provisional, divisional, continuation (in whole or in part) or substitute applications with respect to any of the patent applications described in 1.6(a); (c) any other patent applications, both U.S. and foreign, based on the patent applications described in 1.6(a) or 1.6(b); (d) all issued or granted patents resulting from any of the patent applications described above; and (e) all issued or granted reissue, re-examination, renewal or extension patents, supplementary protection certificates, and confirmation or registration patents or patents of addition based on any of the patents described in 1.6(a) or 1.6(d).

1.7 Licensed Product(s) means any product that contains Recombinant Factor XIII and is covered by a Valid Claim of an issued patent falling within the Licensed Patents or that, but for this Agreement, would infringe a Valid Claim of an issued patent falling within the Licensed Patents.

1.8 Net Sales means the amounts invoiced by Licensee or its Affiliates or its Sublicensees during the Term of this Agreement for the sale of Licensed Products to bona fide independent third parties, less deductions for: (i) normal and customary rebates, and cash and trade discounts, actually taken, including without limitation chargebacks, retroactive price reductions or other adjustments to pricing of sales to government agencies; (ii) sales, use and/or other excise taxes, custom duties, surcharges or other governmental charges (other than taxes imposed on or measured by net income) actually paid in connection with sales of Licensed Products; (iii) the cost of any bulk packages and packing, prepaid freight charges and insurance; (iv) amounts actually allowed or credited due to returns paid; and (v) amounts written off for bad debt and uncollectable receivables. Transfers of a Licensed Product among Licensee and its Affiliates or Sublicensees for sale by such Affiliates or Sublicensees shall not be considered a sale for purposes of calculating Net Sales. In the event that a Licensed Product is sold as a Combination Product, Net Sales for purposes of calculating royalty payments on the Combination Product shall be calculated by multiplying Net Sales of the Combination Product by the fraction C/(C+D), where C is the fully allocated cost of the Combination Product (excluding the fully allocated cost of the other Biologically Active Substance contained therein) and D is the fully allocated cost of the other Biologically Active Substance. The distribution of (i) reasonable quantities of free promotional samples of Licensed Product, or (ii) Licensed Product provided for clinical trials or research purposes shall not be considered a sale of Licensed Product for royalty purposes.

1.9 Recombinant Factor XIII means a protein having the amino acid sequence of naturally occurring factor XIII and that is produced by recombinant DNA techniques, including without limitation production in prokaryotic and eukaryotic host cells and transgenic animals, as well as variants, derivatives, modifications, fragments, hybrids, mutants, conjugates, fusion proteins, analogs, orthologs and homologs thereof.

1.10 Single Agent Product means a Licensed Product that contains no additional Biologically Active Substance(s) to achieve the desired therapeutic response.

1.11 Sublicensee means any non-Affiliate to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement.

1.12   Territory means the entire world.

1.13 Valid Claim means a claim of an issued and unexpired patent within the Licensed Patents that has not lapsed or become abandoned or been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

                                    2. GRANT

2.1 Exclusive License. Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor, upon the terms and conditions herein specified, an exclusive license under the Licensed

Patents in the Territory, and in the Field of Use to develop, make, have made, import, have imported, use, offer for sale, sell, have sold and otherwise commercialize Licensed Product(s). For the avoidance of doubt, the exclusive license granted hereby relates solely to Recombinant Factor XIII.

2.2 Sublicenses. Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor, upon the terms and conditions herein specified, the right to grant sublicenses under the Licensed Patents. Each sublicense granted by Licensee shall be consistent with the terms and conditions of this Agreement, and Licensee shall remain responsible to Licensor for the compliance of each such Sublicensee with the financial and other obligations under this Agreement. Licensee shall promptly notify Licensor of each sublicense granted including the identity of the Sublicensee.

                             3. TERM AND TERMINATION

3.1 Term. The term of this Agreement shall be for a period beginning with the Effective Date and extending, on a country-by-country basis, until the expiration of the last to expire Valid Claim that covers a Licensed Product in that country. Licensee's obligation to pay royalties shall expire on a country-by-country basis.

3.2 Termination by Licensee. This Agreement may be terminated by Licensee, with or without cause, upon thirty (30) days written notice to Licensor.

3.3 Termination for Breach. In the event that Licensee commits any material breach of this Agreement, unless this Agreement provides a different remedy, the Licensor at its option, may terminate this Agreement by giving Licensee written notice of its election to terminate as of a stated date, not less than sixty
(60) days from such stated termination date. Such notice shall state the nature of the defaults claimed by Licensor. During said sixty (60) day period, Licensee may cure any default stated in said notice, and if such default is cured, or, if such default will take longer than sixty (60) days to cure and Licensee is diligently pursuing such cure, this Agreement shall continue in full force and effect as if such notice had not been given. Notwithstanding the foregoing, if Licensee disputes in good faith that the claimed breach exists, such sixty (60) day period will not start to run until such dispute has been resolved.

3.4 Effect of Termination. If this Agreement is terminated prior to its expiration, upon such termination Licensee shall cease all production and sale of Licensed Products except for the production and sale of Licensed Products on which production is complete prior to receipt of the notice of such termination. Licensee may continue to sell such Licensed Products for up to one hundred and eighty (180) days after such notice and shall pay to Licensor any royalties or milestones that may accrue on such sales.

3.5 Survivability. Articles 1, 6, 8, 9 and 10, and Sections 3.4, 3.5 and 5.3, and, with respect to amounts accruing prior to expiration or termination, Sections 4.2, 4.3, 4.4, 4.5 and 4.6 hereof shall survive termination or expiration of this Agreement.

                              4. FEES AND ROYALTIES

4.1 License Issue Fee. Upon execution and delivery of this Agreement, Licensee will pay Licensor the sum of **** by wire transfer to an account designated in writing by Licensor.

4.2 Royalties. Licensee shall pay or cause to be paid to Licensor a royalty equal to **** of Net Sales of Licensed Product, the manufacure, sale or use of which is covered by a Valid Claim of an issued patent falling within the Licensed Patents in the country of such manufacture, sale or use. If Licensed Product is sold by a Sublicensee, then in connection with such sales Licensee shall pay Licensor the amount set forth in this Section 4.2 using Net Sales as reported to Licensee by the Sublicensee as Net Sales by Licensee. Regardless of the number of Licensed Patents covering a particular Licensed Product, only one royalty will be due with respect to such Licensed Product.

4.3 Milestone Payments. Licensee shall provide Licensor written notice within thirty (30) days after the achievement of the milestone event set forth below, whether achieved by the Licensee, an Affiliate or a Sublicensee. With such written notice, Licensee shall pay to Licensor the corresponding amount set forth below:

       -------------------------------------------------------------------------
                                MILESTONE                        AMOUNT
       -------------------------------------------------------------------------
         ****                                                   ****









       -------------------------------------------------------------------------

For the avoidance of doubt, the parties understand and agree that only a single, one-time payment shall be due Licensor under this Section 4.3.

4.4 Schedule and Form of Payment/Taxes. Licensee shall pay royalties, if any, on a quarterly basis commencing on the date of First Commercial Sale of a Licensed Product and payments shall be due and payable with the reports required by this Section 4.4 within sixty (60) days following the close of the relevant calendar quarterly period. Each such payment shall be accompanied by a report for the period covered showing total number or volume of Licensed Products sold and identified as Net Sales on a country by country basis, the exchange rate used to convert any payments into United States dollars, and total royalties due. All amounts payable to

**** designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the commission.

Licensor hereunder shall be payable in United States funds. Licensee, if required by applicable law, shall be responsible for the payment of all withholding taxes imposed by any country on any royalty payable to Licensor hereunder and shall withhold such taxes from the amounts payable to Licensor hereunder. Notwithstanding the foregoing, if the law of any foreign country prevents any payment payable to Licensor hereunder to be made in the United States of America or prevents any such payment to be made in United States dollars, Licensor agrees to accept such royalty in form and place as permitted, including deposits by Licensee in the applicable foreign currency in a local bank or banks in such country designated by Licensee. If any currency conversion is required in connection with any payment to Licensor hereunder, such conversion shall be made at the buying rate for the transfer of such other currency as published in the United States in The Wall Street Journal under the caption "Currency Trading" on the last business day of the applicable accounting period, in the case of any payment payable with respect to a specified quarterly period.

4.5 Records. Licensee shall maintain complete and accurate records sufficient to enable accurate calculation of royalties due Licensor under this Agreement. Not more than once a calendar year, and not more than three (3) years following the relevant accounting period, Licensor shall have the right to select a certified public accountant reasonably acceptable to Licensee to inspect, on not less than thirty (30) days prior written notice and during regular business hours, the records of Licensee necessary to verify Licensee's statement and royalty payments due pursuant to this Agreement. Licensee agrees to provide reasonable access to the books, records and premises of Licensee; provided, however, that such access shall be limited to those books and records necessary to verify the accuracy of the payment made by Licensee to Licensor pursuant to this Agreement. Such accountant shall not disclose to Licensee any information other than information relating to the accuracy of the reports and the calculation of the amounts due to Licensor made under this Agreement. All financial information disclosed to such accountant or Licensor under this
Section 4.5 shall be considered the Confidential Information of Licensee. The entire cost for such inspection shall be borne by Licensor unless there is a discrepancy of greater than, or equal to, ten percent (10%) in Licensee's favor in which case Licensee shall bear the entire cost of the inspection and audit. Records shall be preserved by Licensee for at least three (3) years following the relevant accounting period for inspection by Licensor.

4.6 Payments Based on Audit Results. In the event an inspection conducted in accordance with Section 4.5 hereinabove shows an undisputed discrepancy in favor of either party, the party benefiting from the discrepancy shall, within thirty
(30) days of receiving notice of such discrepancy, make a payment to the other party such that the amount paid hereunder shall conform to the amount so determined to be payable.

                 5. PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

5.1 Right to Prosecute and Maintain Licensed Patents. During the term hereof, Licensee, with respect to the Licensed Patents set forth in Exhibit A, and Licensor, with respect to the Licensed Patents set forth in Exhibit B, shall have the right, but not the obligation, at its own cost and expense, to file, prosecute and maintain such Licensed Patents. Each party shall render the other party such assistance as the latter may reasonably require to comply with said obligations. Should Licensee, with respect to the Licensed Patents set forth in Exhibit A, or Licensor, with respect to the Licensed Patents set forth in Exhibit B, wish to finally abandon any one or more of such Licensed Patents or cease the maintenance thereof, it shall notify the other party not less than sixty (60) days prior to any action required to preserve such Licensed Patents, and shall offer the other party a right to prosecute and maintain such Licensed Patents. The other party shall notify Licensee or Licensor, as appropriate, within sixty (60) days of receipt of Licensee's or Licensor's notification of its intent to assume such prosecution and maintenance rights that Licensee or Licensor wishes to abandon or cease maintaining. The other party shall thereafter have the right, but not the obligation, to pursue the prosecution and maintenance of such Licensed Patents at its sole expense, and Licensee or Licensee, as appropriate, shall provide such assistance and execute such documents as are necessary to assist the other party in such prosecution and maintenance. The other party shall thereafter assume all costs and expenses related to such Licensed Patents.

5.2 Assistance and Communication. Licensee, with respect to the Licensed Patents set forth in Exhibit A, and Licensor, with respect to the Licensed Patents set forth in Exhibit B, shall have exclusive control over the prosecution of such Licensed Patents before all national and international patent offices. The other party shall cooperate with Licensee or Licensor, as appropriate, and shall render all reasonable assistance to Licensee or Licensor in preparing, filing and prosecuting such Licensed Patents. Licensee or Licensor, as appropriate, agrees to provide the other party with copies of all correspondence to and from the U.S. Patent and Trademark Office and other national and international patent offices regarding the prosecution of such Licensed Patents. Notwithstanding the foregoing, this Section 5.2 shall not apply to currently pending Interference No. ****

5.3 Patent Extensions. Licensee shall have the sole right to apply for any extensions, supplementary protection certificates and the like for any of the Licensed Patents set forth in Exhibit A and Licensor shall render Licensee such assistance as Licensee may reasonably require therefore.

5.4 Marking. Licensee shall comply with all applicable United States and foreign laws, rules and regulations related to the marking of Licensed Products and their packaging with patent pending, patent number(s), or other intellectual property notices and legends required by law to maintain the Licensed Patent Rights.

**** designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the commission.

                               6. CONFIDENTIALITY

6.1 Confidential Information. It may be necessary for one party to disclose to the other party certain confidential or proprietary information. "Confidential Information" means information related to the business of Licensee or to the business of Licensor and includes, without limitation, information exchanged by the parties in anticipation of this Agreement, all tangible and intangible information relating to scientific data, analyses and projections; intellectual property, trade secrets, know how, products and product candidates, business, strategies, operations, systems, software, ideas, financial information, contracts, business documents, and business records together with analysis, compilations, studies and other documents, in whatever form furnished, prepared or stored, whether prepared by a party, its representatives or others, which are based upon, incorporate or otherwise reflect such information. Disclosures hereunder may be made orally and in writing, but all oral disclosures shall be reduced to writing and forwarded to the receiving party within thirty (30) days of such oral disclosure, and shall be designated as confidential. During the term of this Agreement and for five (5) years thereafter, the party receiving Confidential Information of the other party agrees not to disclose such Confidential Information and not to use it for any purposes except those specifically allowed in this Agreement. Confidential Information shall not include information that:

       (a) is now in the public domain or which becomes generally available to the public through no fault of the receiving party;

       (b) is already known to, or in the possession of, the receiving party prior to disclosure by the disclosing party as can be demonstrated by written evidence;

       (c) is disclosed on a non-confidential basis to the receiving party by a third party having no obligation of confidentiality, directly or indirectly, to the disclosing party;

       (d) is independently developed by or for the receiving party (by activity not associated with the Licensed Patent Rights) as can be demonstrated by written evidence; or

       (e) is required to be disclosed by order of any court or governmental or regulatory authority, but only after notification to the providing party by the receiving party of such requirement in order to allow the providing party to seek protection for the providing party's Confidential Information from such court or governmental or regulatory authority.

6.2 Permitted Disclosures. Notwithstanding the foregoing, Licensee may disclose Confidential Information of Licensor to the extent such disclosure is reasonably required for filing and prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations and obtaining regulatory approvals.

6.3 Terms of the Agreement. Neither party shall disclose the terms and conditions of this Agreement to any third party without the prior written consent of the other party, except as required by applicable law or to third parties with whom Licensor or Licensee has entered into or proposes to enter into a business relationship, provided that such third party has entered into a confidentiality agreement with the party wishing to disclose such information.

              7. INTERFERENCE, OPPOSITION, ENFORCEMENT AND DEFENSE

7.l    Interference. In the event an interference is declared by the U.S. Patent and Trademark Office involving one or more of the Licensed Patents, then the party receiving notice of such interference shall promptly notify the other party in writing. Licensee, with respect to the Licensed Patents set forth in Exhibit A, and Licensor, with respect to the Licensed Patents set forth in Exhibit B, shall have exclusive control at its own expense over the conduct of the interference. The other party, at no out-of-pocket expense to it, shall provide reasonable assistance to and cooperate with Licensee or Licensor, as appropriate, in any such interference upon Licensee's or Licensor's request. Notwithstanding the foregoing, this Section 7.1 shall not apply to currently pending Interference No. ****.

7.2 Opposition. In the event that one or more Licensed Patents are subject to an opposition proceeding, then the party receiving notice of such opposition shall promptly notify the other party in writing. Licensee, with respect to the Licensed Patents set forth in Exhibit A, and Licensor, with respect to the Licensed Patents set forth in Exhibit B, shall have exclusive control at its own expense over the conduct of the opposition. The other party, at no out-of-pocket expense to it, shall provide reasonable assistance to and cooperate with Licensee or Licensee, as appropriate, in any such opposition upon Licensee's or Licensor's request.

7.3 Enforcement by Licensee. In the event that either party becomes aware of any infringement relating to Licensed Products by a third party of any of the Licensed Patent Rights set forth in Exhibit A, it shall promptly notify the other party in writing (including evidence establishing a prima facie case of infringement by such third party). Licensee shall have the sole right, but not the obligation, to initiate and control the prosecution, defense and settlement (including without limitation the right to sublicense alleged infringers), at its own expense, of any infringements by third parties of any such Licensed Patents. If Licensor is required to join any such legal action as a necessary party and retain independent legal counsel because of a conflict of interest between Licensee and Licensor, Licensee shall pay the reasonable legal fees for such independent legal counsel selected by Licensor and reasonably acceptable to Licensee. Licensor will cooperate fully with Licensee in all reasonable respects, including without limitation, permitting its employees and appointees to testify when requested and making available relevant records, papers, information, samples, specimens and the like and Licensee will reimburse Licensor for all reasonable out-of-pocket costs incurred at Licensee's request in connection therewith. The total cost, including legal fees, expenses, judgments, penalties and liabilities of such infringement action shall be borne by Licensee, and all damages or other proceeds from any judgment or settlement will be awarded solely to Licensee.

**** designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the commission.

7.4 Enforcement by Licensor. In the event that either party becomes aware of any infringement related to Licensed Products by a third party of any of the Licensed Patent Rights set forth in Exhibit B, it shall promptly notify the other party in writing (including evidence establishing a prima facie case of infringement by such third party). Licensor shall have the first right, but not the obligation, to initiate and control the prosecution and defense, at its own expense, of any infringements by third parties of any such Licensed Patents. If Licensee is required to join any such legal action as a necessary party and retain independent legal counsel because of a conflict of interest between Licensee and Licensor, Licensor shall pay the reasonable legal fees for such independent legal counsel selected by Licensee and reasonably acceptable to Licensor. Licensee will cooperate fully with Licensor in all reasonable respects, including without limitation, permitting its employees and appointees to testify when requested and making available relevant records, papers, information, samples, specimens and the like and Licensor will reimburse Licensee for all reasonable out-of-pocket costs incurred at Licensor's request in connection therewith. The total cost, including legal fees, expenses, judgments, penalties and liabilities of such infringement action shall be borne by Licensor, and all damages or other proceeds from any judgment will be awarded solely to Licensor. Notwithstanding the foregoing, in the event that Licensor fails to take action with respect to any such third party infringement related solely to Recombinant Factor XIII within sixty (60) days of receiving notice of such infringement, or desires to enter into a settlement with respect to such third party infringement related solely to Recombinant Factor XIII, then Licensee shall have the right to take such action and/or control such settlement, in which event the provisions of Section 7.3 shall apply.

7.5 Declaratory Judgment Action. In the event a third party brings an action to obtain a declaration of patent invalidity against one or more Licensed Patents, Licensee, with respect to the Licensed Patents set forth in Exhibit A, and Licensor, with respect to the Licensed Patents set forth in Exhibit B, shall have the sole right to defend such action at its own cost and expense, and to control any ensuing litigation. Notwithstanding the foregoing, in the event that Licensor elects not to defend any such declaratory judgment action related solely to Recombinant Factor XIII, or desires to enter into a settlement with respect to such declaratory judgment action related solely to Recombinant Factor XIII, it shall give timely notice to Licensee, in which event Licensee shall have the right to defend such declaratory judgment action and/or control such settlement, at Licensee's own cost and expense, and to control any ensuing litigation.

                        8. REPRESENTATIONS AND WARRANTIES

8.1. Representations, Warranties and Covenants of Licensor and Licensee. Each party represents and warrants to and covenants with the other party that:

      (a) it is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Washington, in the case of Licensee, and the laws of Germany, in the case of Licensor; and

      (b) it has the corporate and legal right, title, authority and power to enter into this Agreement and to perform its obligations hereunder; and

      (c) it has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

      (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of such party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally; and

      (e) the performance of its obligations under this Agreement will not conflict with or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

      (f) it will not during the term of this Agreement enter into any agreements, contracts or other arrangements that would prevent it from meeting its obligations or conflict with the other party's rights under this Agreement; and

      (g) it will comply with all applicable laws, rules, regulations and guidelines in connection with the activities conducted by it pursuant to this Agreement, including but not limited to all applicable product safety, product testing, product labeling, package marking and product advertising laws and regulations and the regulations of the United States and any other relevant nation concerning any export or other transfer of technology, services or products.

8.2 Representations, Warranties and Covenants of Licensor. Licensor represents and warrants to and covenants with License that:

      (a) it is the sole and current owner or exclusive licensee of the Licensed Patents and that it has the right to grant the licenses granted hereunder; and

      (b) there are no other patents or patent applications owned or controlled by Licensor that cover the manufacture, use, importation, or sale of Recombinant Factor XIII as a Single Agent Product or as a component of a Combination Product other than the Licensed Patents; and

      (c) according to the Joint Venture Agreement dated February 22, 1995 which formed Centeon Pharma GmbH, the predecessor corporation of Aventis Behring GmbH), Aventis Behring GmbH with respect to its parent company and related affiliates (including Hoechst Japan, Ltd., now Aventis Pharma Ltd., Japan), has jointly with Aventis Behring L.L.C. the exclusive, worldwide right to operate in the field of therapeutics and prophylaxis for blood and blood plasma derivative products including recombinant substitutes and synthetic equivalents for such products, including without limitation Recombinant Factor XIII; and

      (d) Aventis Pharma Ltd., Japan has no right to develop, sell or otherwise commercialize any of the products referred to in Section 8.2 (c) hereinabove anywhere in the world or grant licenses or sublicenses to third parties to develop, sell or otherwise commercialize any such products anywhere in the world and Licensor shall not, during the term of this Agreement, enter into or modify any agreement, contract or other arrangement to grant Aventis Pharma Japan, Ltd. any such right for any product containing Recombinant Factor XIII.

8.3 Certain Japanese Patent Rights. Licensor shall use commercially reasonably efforts to have Aventis Pharma Ltd., Japan, the successor corporation of Hoechst Japan, Ltd., assign the following patents and patent applications to Licensor:
****. Licensor shall promptly notify Licensee of the occurrence of such assignments, whereupon, without further action on the part of Licensor or Licensee, the patent application set forth in Section 8.3 (a) shall be added to Exhibit A of this Agreement and the remaining patents and patent applications set forth in this Section 8.3 shall be added to Exhibit B of this Agreement. All such patents and patent applications shall be considered to be Licensed Patents subject to the terms and conditions of this Agreement.

8.4 Termination of Cross License Agreement. Licensor shall use commercially reasonable efforts to have Aventis Pharma Ltd., Japan, the successor corporation of Hoechst Japan, Ltd., assign its interest in the Cross License Agreement to Licensor. Licensor shall promptly notify Licensee in writing of the occurrence of such assignment, whereupon Licensee and Licensor shall amend this Agreement to terminate the Cross License Agreement, provided, however, the license granted by Hoechst Japan, Ltd. to ZymoGenetics, Inc. under the Cross License Agreement to the HJL Licensed Patent Rights (as defined in the Cross License Agreement) shall remain in full force and effect until the patents and patent applications set forth in Section 8.3 hereinabove have been licensed by Licensor to Licensee as provided therein.

8.5 Representations, Warranties and Covenants of Licensee. Licensee represents and warrants to and covenants with Licensor that it shall use commercially reasonable efforts to develop and commercialize Licensed Product(s).

8.6 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO THE LICENSED PATENTS, GOODS, SERVICES OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

                               9. INDEMNIFICATION

9.1 Personal Injury or Property Damage. Licensee shall indemnify and hold Licensor and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all claims, judgments, costs, awards, expenses (including, but not limited to, any attorney's fees) or liability of any kind arising out of any activities performed by Licensee and its Affiliates or Sublicensees pursuant to this Agreement, including without limitation personal

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                                      -12-

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injury or property damage caused or alleged to be caused by a Licensed Product.
In addition, Licensee shall assume all obligations for warranties and product liability claims that accompany or result from the sale or use of a Licensed Product; and shall indemnify and hold Licensor harmless from and against any and all claims, judgments, costs, awards, expenses (including, but not limited to, any attorney's fees) or liability of any kind arising from customers and relating to such warranty obligations or product liability claims. Licensee's obligation to indemnify Licensor under this Section 9.1 shall not apply to the extent caused by the gross negligence or willful misconduct of or breach of this agreement by Licensor.

9.2 Patent Infringement. Licensee shall indemnify and hold Licensor and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all claims, judgments, costs, awards, expenses (including, but not limited to, any attorney's fees) or liability of any kind arising out of or connected with the actual or alleged infringement of any patent or other proprietary right of third parties by reason of Licensee's and its Affiliates' or Sublicensee's making, having made, using, importing, offering for sale, selling or having sold any Licensed Product, provided, however, that in the event a suit, claim or action is brought against Licensee and its Affiliates or Sublicensee(s) by a third party, Licensor shall render all reasonable assistance to Licensee upon request of Licensee, at Licensee's cost and expense in connection therewith. Licensee's obligation to indemnify Licensor under this Section 9.2 shall not apply to the extent caused by the gross negligence or willful misconduct of or breach of this Agreement by Licensor.

9.3 Notification. It shall be a condition precedent to Licensee's indemnification obligations under Sections 9.1 and 9.2 hereinabove that each person or entity seeking indemnification hereunder must (a) promptly notify Licensee of the assertion of any claims, legal proceedings or causes of action (collectively, "Claims") against it/him/her, (b) authorize and permit Licensee to conduct and exercise sole control of the defense and disposition (including all decisions relative to litigation, appeal or settlement) of such Claims, and
(c) fully cooperate with Licensee regarding any such Claims (including access to pertinent records and documents and provision of relevant testimony) and in determining the scope of Licensee's obligations hereunder.

                             10. GENERAL PROVISIONS

10.1 Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall either be conformed to the extent necessary to comply with applicable law or stricken if not so conformable, so as not to affect the validity of this Agreement. Captions and paragraph headings are for convenience only and shall not form an interpretive part of this Agreement.

10.2 Notices. All notices, requests, demands, waivers, consents, approvals or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, faxed with receipt acknowledged (and with a confirmation copy also sent by first class mail, return receipt requested), delivered by a recognized commercial courier service with receipt acknowledged, or mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

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If to Licensor:    Aventis Behring GmbH
                   Emil-von-Behring-Strasse 76,
                   D-35041 Marburg, Germany
                   Attention: Head of Patent Department

With a copy to:    Aventis Behring L.L.C.
                   1020 First Avenue
                   P.O. Box 61501
                   King of Prussia, PA 19406
                   Attention: General Counsel

If to ZGI:         ZymoGenetics, Inc.
                   1201 Eastlake Avenue East
                   Seattle, WA  98102
                   Attention: Vice President, Intellectual Property and Legal
                   Affairs

or to such other addresses as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed effective as of the date received.

10.3 Force Majeure. Neither party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, acts of terrorism, civil unrest, or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as is reasonably possible.

10.4 Assignments. This Agreement may be assigned by either party without the written prior consent of the other party. The assigning party shall notify the other party of such assignment within thirty (30) days of the occurrence thereof. This Agreement shall inure to the benefit of and be binding on the parties' assigns and successors in interest. The parties hereto agree that each is acting as an independent contractor and not as an agent or partner of the other by virtue of this Agreement.

10.5 Waivers and Modifications. The failure of any party to insist on the performance of any obligation hereunder shall not act as a waiver of such obligation. No waiver, modification, change, release, or amendment of this Agreement or any obligation under this Agreement shall be valid or effective unless in writing and signed by both parties hereto.

10.6 Choice of Law and Jurisdiction. This Agreement is subject to and shall be construed and enforced in accordance with the laws of the State of Delaware without reference to its choice of law provisions.

10.7 Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supercedes and replaces all prior negotiations, representations, agreements and understandings and writings between the parties as to said subject matter, excluding the Cross License Agreement. Notwithstanding the foregoing:

      (a) the Interference Settlement Agreement dated November 1, 1997 between Hoechst Aktiengesellschaft and Zymogenetics, Inc. shall remain in full force and effect in accordance with its terms; and

      (b) subject to Section 10.7 (c)hereinbelow, Licensor shall have no rights in any ZymoGenetics Patent Rights (as defined in the Cross License Agreement); and

      (c) Licensee agrees that it shall not assert the ZymoGenetics Licensed Patent Rights (as defined in the Cross License Agreement) corresponding to United States Serial Nos. **** set forth in Appendix A of the Cross License Agreement, against Licensor, its Affiliates or sublicensees with respect to the manufacture, use, importation or sale of any Factor XIII product isolated and purified from human plasma; and

      (d) the license granted by Behringwerke Aktiengesellschaft to ZymoGenetics, Inc. under the Cross License Agreement under the Behringwerke Licensed Patent Rights (as defined in the Cross License Agreement), and all terms and conditions of the Cross License Agreement applicable to such license, shall be replaced in its entirety by this Agreement.

10.8 Recording and Further Assurances. Licensee may record this Agreement in each place necessary or convenient to perfect, protect or otherwise evidence Licensee's rights hereunder. Each party agrees, promptly upon request, to execute such further documents as the other party may reasonably request for the purpose of making effective the rights of such party under this Agreement, at the sole expense of the party so requesting.

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                                      -15-

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10.9  Publicity. The parties shall not use or permit to be used by any other person or entity the name of the other party or any adaptation thereof, or the name of the other party's employees in any advertising, promotional or sales literature without the prior written permission of the other party.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

AVENTIS BEHRING GMBH                     ZYMOGENETICS, INC.

By:    /s/ Lauppe                         By:    /s/ Bruce L.A. Carter, Ph.D
       ----------------------                    ----------------------------

Name:  Lauppe                             Name:  Bruce L.A. Carter, Ph.D
       ----------------------                    ----------------------------

Its:   Senior Director                    Its:   President and CEO
       ----------------------                    ----------------------------

By:    /s/ Matthias Runge
       ----------------------

Name:  M. Runge
       ----------------------

Its:   Senior Director
       ----------------------

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                                      ****

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                                      ****

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